                                                                    Exhibit 99.3

[LOGO OF COMMERCE BANK APPEARS HERE]

BALANCE SHEET

(In thousands, except common stock data)
- - - -----------------------------------------------------------------------------------------------
December 31,                                                             1993            1992
- - - -----------------------------------------------------------------------------------------------
Assets
Cash and due from banks (Note 2)                                     $  25,800        $  28,232
Temporary investments (Note 3)                                          13,431           25,548
Investment securities:
   (Market Value: 1993 - $251,596, 1992 - $242,323) (Note 4)           247,175          238,680
Loans: (Notes 5 & 7)
   Commercial                                                          165,409          129,565
   Consumer                                                            102,611           97,572
   Real estate mortgage                                                 88,850           82,199
   Real estate construction & development                               17,074           14,921
   Tax-exempt                                                            6,477            6,217
      Less: Unearned income and deferred fees                           (2,163)          (4,209)
- - - -----------------------------------------------------------------------------------------------
Loans, net of unearned income and deferred fees                        378,258          326,265
   Less: Allowance for loan losses (Note 6)                             (6,527)          (5,671)
- - - -----------------------------------------------------------------------------------------------
Loans, net                                                             371,731          320,594
Bank premises and equipment, net (Note 8)                               18,384           15,459
Foreclosed property                                                      3,080            5,808
Other assets (Notes 9 & 14)                                             10,029           10,528
- - - -----------------------------------------------------------------------------------------------
Total assets                                                         $ 689,630        $ 644,849
===============================================================================================
Liabilities
Deposits:
   Noninterest bearing demand                                        $ 103,197        $  94,229
   Interest bearing demand                                              72,221           62,962
   Money market savings                                                227,751          248,001
   Regular savings                                                      28,389           19,794
   Certificates of deposit less than $100,000                          164,122          149,370
   Certificates of deposit greater than $100,000                        38,461           23,628
- - - -----------------------------------------------------------------------------------------------
   Total deposits                                                      634,141          597,984
Short-term borrowings (Note 10)                                          1,400              563
Long-term debt (Note 11)                                                 6,828            5,626
Other liabilities                                                        3,672            3,263
- - - -----------------------------------------------------------------------------------------------
Total liabilities                                                      646,041          607,436
- - - -----------------------------------------------------------------------------------------------
Contingent Liabilities (Notes 8, 17 & 18)

Shareholders' Equity (Notes 12)
Common stock, $2.50 par value: 5,000,000 shares authorized:
2,686,792 shares in 1993 and 2,511,327 shares in 1992
issued and outstanding                                                   6,717            6,278

Capital surplus                                                         29,062           25,460
Retained earnings                                                        7,810            5,705
Unrealized loss on marketable equity securities                             --              (30)
- - - -----------------------------------------------------------------------------------------------
Total shareholders' equity                                              43,589           37,413
- - - -----------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                           $ 689,630        $ 644,849
===============================================================================================

The accompanying notes are an integral part of the financial statements.

                                           [LOGO OF COMMERCE BANK APPEARS HERE]

STATEMENT OF INCOME

(In thousands, except per share data)
- - - ---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                           1993                 1992                1991
- - - ---------------------------------------------------------------------------------------------------------------------------------
Interest Income
Loans, including fees:
   Taxable                                                                      $ 30,370             $ 29,780            $ 31,391
   Tax-exempt                                                                        491                  395                 334
Temporary investments:
   Interest bearing deposits in other financial institutions                          60                  115                 246
   Federal funds sold                                                                261                  526                 577
   Mortgages held for sale                                                           376                  434                 204
Investment securities:
   Taxable                                                                        15,649               13,608               8,178
   Tax-exempt                                                                         40                   81                  97
- - - ---------------------------------------------------------------------------------------------------------------------------------
   Total interest income                                                          47,247               44,939              41,027

Interest Expense
Deposits                                                                          20,322               21,845              23,796
Short-term borrowings                                                                 26                   19                  94
Long-term debt                                                                       635                  550                 568
- - - ---------------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                         20,983               22,414              24,458
- - - ---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                               26,264               22,525              16,569
   Provision for loan losses (Note 6)                                              2,825                4,225               2,925
- - - ---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After
   Provision For Loan Losses                                                      23,439               18,300              13,644

Noninterest Income
Service charges on deposit accounts                                                3,428                3,006               2,341
Mortgage brokerage income                                                          2,895                1,838                 950
Credit card merchant fees                                                            907                  679                 586
Securities gains                                                                   1,407                1,098                 900
Trust income                                                                         633                  508                 390
Other income                                                                       1,385                1,081                 593
- - - ---------------------------------------------------------------------------------------------------------------------------------
   Total noninterest income                                                       10,655                8,210               5,760

Noninterest Expense
Salaries and benefits                                                             10,721                8,926               7,403
Occupancy of bank premises                                                         2,443                2,268               2,068
Furniture and equipment                                                            1,691                1,462               1,261
Other expense (Notes 9 & 13)                                                       8,851                6,435               4,852
- - - ---------------------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                                      23,706               19,091              15,584

Income Before Income Taxes                                                        10,388                7,419               3,820
Provision for income taxes (Note 14)                                               3,837                2,477               1,221
- - - ---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                      $  6,551             $  4,942            $  2,599
=================================================================================================================================
Net Income Per Share (Note 15)
   Primary                                                                      $   2.38             $   2.05            $   1.36
   Fully diluted                                                                    2.28                 1.97                1.35
Weighted Average Shares Outstanding
   Primary                                                                         2,748                2,413               1,913
   Fully diluted                                                                   3,013                2,676               2,176

The accompanying notes are an integral part of the financial statements.

[LOGO OF COMMERCE BANK APPEARS HERE]

STATEMENT OF CASH FLOWS

(In thousands)
- - - ---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                           1993                 1992               1991
- - - ---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net income                                                                     $   6,551             $   4,942          $   2,599
Adjustments to reconcile net income to
   cash provided by operating activities:
   Provision for loan losses                                                       2,825                 4,225              2,925
   Depreciation and amortization of premises and equipment                         1,655                 1,479              1,318
   Net amortization of premiums and accretion of discounts                          (747)                  429                 98
   Amortization of intangible assets (Note 9)                                      1,214                   381                328
   (Gain) loss on sale of property and equipment                                     (80)                   --                  2
   Gain on sale of investment securities                                          (1,407)               (1,098)              (900)
   (Increase) decrease in deferred income tax benefits                              (452)                 (648)               294
   Increase in interest receivable                                                  (137)                 (705)            (1,221)
   (Decrease) increase in interest payable                                           211                (1,100)              (342)
   (Decrease) increase in other liabilities                                           63                   (60)               622
   Decrease (increase) in other assets                                             2,602                   580               (545)
- - - ---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                      12,298                 8,425              5,178
- - - ---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
   Proceeds from maturities, calls and prepayments of securities                  32,024                31,722             12,590
   Proceeds from sales of securities                                              51,433                35,853             42,585
   Purchases of securities                                                       (89,799)             (181,889)          (106,157)
   Net (increase) decrease in temporary investments                               12,118                (7,271)             9,520
   Purchases of premises and equipment                                            (3,215)               (1,720)              (867)
   Net sale (repurchase) of loan participations                                     (615)                1,224             (2,947)
   Net increase in loans                                                         (53,347)              (36,383)           (27,755)
- - - ---------------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                         (51,401)             (158,464)           (73,031)
- - - ---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
   Net increases in deposit accounts                                              36,157                87,673             17,975
   Net cash received from acquired deposits                                           --                65,087             51,995
   Proceeds from issuance of common stock                                            892                 9,327                143
   Net increase (decrease) in short-term borrowings                                  837                    22               (726)
   Principal payments on capital lease obligation                                    (83)                  (45)               (26)
   Cash dividends paid                                                            (1,132)                 (487)                --
- - - ---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                                      36,671               161,577             69,361
- - - ---------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and due from banks                                (2,432)               11,538              1,508
Cash and due from banks at beginning of year                                      28,232                16,694             15,186
- - - ---------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                         $  25,800             $  28,232          $  16,694
- - - ---------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
   Interest                                                                    $  20,772             $  22,701          $  24,675
   Income taxes                                                                    3,837                 3,114              1,054
Noncash financing and investing activities:
   Transfer of loans to foreclosed property                                           --                 2,007              2,730
   Capital lease obligation                                                        1,285                    --                 --
=================================================================================================================================

Cash and equivalents are defined as cash and noninterest bearing accounts due from banks. The accompanying notes are an integral part of the financial statements.

                                           [LOGO OF COMMERCE BANK APPEARS HERE]


STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

- - - ---------------------------------------------------------------------------------------------------------------------------
                                                                                                   Unrealized
                                                                                                      Loss On
                                                       Common Stock                                Marketable
                                                     ----------------       Capital    Retained        Equity
(In thousands)                                       Shares    Amount       Surplus    Earnings    Securities         Total
- - - ---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990                            1,650    $  4,126    $ 14,749    $  2,236    $       (6)     $ 21,105
Net income for 1991                                      --          --          --       2,599            --         2,599
Proceeds from issuance of common stock                   12          29         114          --            --           143
5% stock dividend                                        83         206         825      (1,031)           --            --
Cash dividends declared ($.05 per share)                 --          --          --         (83)           --           (83)
Change in valuation allowance for marketable
   equity securities                                     --          --          --          --             6             6
- - - ---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                            1,745    $   4,361   $ 15,688    $  3,721            --      $ 23,770
Net income for 1992                                      --           --         --       4,942            --         4,942
Proceeds from issuance of common stock                  646        1,617      7,710          --            --         9,327
5% stock dividend                                       120          300      2,062      (2,362)           --            --
Cash dividends declared ($.26 per share)                 --           --         --        (596)           --          (596)
Change in valuation allowance for marketable
   equity securities                                     --           --         --          --           (30)          (30)
- - - ---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                            2,511    $   6,278   $ 25,460    $  5,705    $      (30)     $ 37,413
Net income for 1993                                      --           --         --       6,551            --         6,551
Proceeds from issuance of common stock                   49          121        771          --            --           892
5% stock dividend                                       127          318      2,831      (3,149)                         --
Cash dividends declared ($.51 per share)                 --           --         --      (1,297)           --        (1,297)
Change in valuation allowance for marketable
   equity securities                                     --           --         --          --            30            30
- - - ---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                            2,687    $   6,717   $ 29,062    $  7,810    $       --      $ 43,589
===========================================================================================================================

The accompanying notes are an integral part of the financial statements.

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

Note 1 -- Summary of Significant Accounting Policies

Accounting Policies
     The accounting and reporting policies of Commerce Bank ("Commerce") conform to generally accepted accounting principles and general practices within the financial services industry. The following is a summary of the more significant policies.

Temporary Investments
     Temporary investments are carried at the lower of aggregate cost or market value.

Investment Securities
     Marketable debt securities are stated at cost adjusted for discount accreted and premium amortized based on management's intention to hold these assets on a long-term basis and Commerce's ability to hold them to maturity or the foreseeable future. In making this determination, management considers significant known liquidity requirements and capital planning; however, investment securities may be sold as part of prudent asset/liability management. Marketable equity securities are carried at the lower of aggregate cost or market value, and unrealized losses are reflected as a reduction of shareholders' equity in accordance with Statement of Financial Accounting Standards ("SFAS") No. 12. Gains and losses on the sale of securities are determined by the specific identification method and are classified as securities gains or losses in the accompanying statement of income. As described in Note 4, Commerce will adopt SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" beginning in 1994.

Loans
     Loans are carried at the principal amount outstanding, net of unearned income and deferred loan fees, net of costs. Interest on loans and amortization of unearned income, deferred fees and origination costs are computed by methods which generally result in level rates of return on principal amounts outstanding.

     Commerce discontinues the accrual of interest on loans based on delinquency status, an evaluation of the related collateral and the financial strength of the borrower. Loans generally are placed in nonaccrual status when the collection of principal or interest is 90 days or more past due, or earlier if collection is uncertain based upon an evaluation of the net realizable value of the collateral and the financial strength of the borrower. Income recognized on consumer loans is generally discontinued after a delinquent status period of 120 days, unless conditions warrant otherwise. Management may elect to continue the accrual of interest if the loan is well collateralized and in the process of collection. Income is recognized on the cash basis for nonaccrual loans unless there is doubt as to collectibility of principal, in which case interest payments are applied to reduce principal. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. When loans are placed on nonaccural, uncollected interest credited to income in the current year is reversed and uncollected interest accrued in prior years is charged to the allowance for loan losses.

     As described in Note 6, Commerce will be required to adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" beginning in 1995.

 Allowance for Loan Losses
     The allowance for loan losses is established by management based on an evaluation of the potential loss exposure in the loan portfolio. The level of the allowance for loan losses is based upon the quality of the loan portfolio as determined by management after a detailed specific review of problem loans, consideration of current and historical loan loss experience, diversification as to the type of loans in the portfolio, the amount of collateralized and uncollateralized loans, banking industry standards and averages, and general economic conditions. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance for loan losses and additional write-downs in the valuation of real estate owned may be necessary based on changes in economic conditions.

Bank Premises and Equipment
      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed by the straight-line method. Premises and equipment are depreciated over the estimated useful lives of the assets, except for leasehold improvements which are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Generally, estimated lives of the principal items of premise and equipment are buildings and improvements--15 to 40 years, furniture, fixtures and equipment--3 to 20 years, and capital leases over lease terms. The costs of major renovations are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred. Gains and losses on dispositions are reflected in operations.

                                            [LOGO OF COMMERCE BANK APPEARS HERE]
NOTES TO FINANCIAL STATEMENTS

Foreclosed Property
     Foreclosed property consists of properties acquired through foreclosure, acceptance in lieu of foreclosure, or insubstance foreclosures. In-substance foreclosures are properties in which the borrower has little or no equity in the collateral, where repayment of the loan is expected only from the operation or sale of the collateral, and the borrower either effectively abandons control of the property or the borrower has retained control of the property but his ability to rebuild equity based on current financial conditions is considered doubtful. These properties are carried at the lower of cost or estimated fair value. Losses from the acquisition of property in full or partial satisfaction of debt are charged against the allowance for loan losses at transfer from loans into foreclosed property. Estimated fair value is reviewed periodically by management on a specific property basis, and an allowance for loss is established for any declines in value. Net operating expenses are charged to noninterest expense.

Income Taxes
     Effective January 1, 1993, Commerce changed its method of accounting for income taxes from the deferred method under Accounting Principles Board Opinion No. 11 to the liability method required by SFAS No. 109, "Accounting for Income Taxes" (see Note 14 "Income Taxes"). For years prior to 1993, Commerce deferred the past tax effects of timing differences between financial reporting and taxable income. Under the asset and liability method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences reverse. As permitted under SFAS No. 109, prior years' financial statements have not been restated.

      The adoption of SFAS 109 did not have a material effect on Commerce's financial position or results of operations for 1993.

Earnings Per Share
     Primary earnings per share are calculated on the basis of the weighted average number of shares outstanding during the year after giving retroactive effect to the 5% stock dividends declared in 1993, 1992 and 1991. Dilutive stock options have been converted to common stock equivalents for the calculation of weighted average shares outstanding based upon the average market price of Commerce's common stock. Fully diluted earnings per share assumes the conversion of outstanding convertible subordinated capital notes and elimination of interest paid thereon, after tax effect, and the exercise of dilutive stock options, as of the beginning of each year. The dilutive effect of outstanding options and convertible subordinated debt is computed using the greater of the closing price or the average market price of Commerce's common stock.

Trust Assets and Income
      Assets held in an agency or fiduciary capacity are not assets of Commerce and are not included in the accompanying financial statements. Trust service income is recognized on the accrual basis.

Other
      Certain reclassifications have been made to amounts previously reported in 1992 and 1991 to conform with the 1993 presentation.

Note 2 -- Restrictions on Cash
and Due from Banks

      Commerce is required to maintain average reserve balances on transactional deposit accounts with the Federal Reserve Bank under Regulation
D. The daily average amounts of these reserve balances for the years ended December 31, 1993 and 1992 were $4.9 million and $4.6 million, respectively. On December 31, 1993 and 1992, these reserve balances were $5.2 million and $5.4 million, respectively.

Note 3 -- Temporary Investments
      Temporary investments consist of the following:

(In thousands)
- - - ----------------------------------------------------------
December 31,                          1993            1992
- - - ----------------------------------------------------------
Federal funds sold                 $    --         $ 7,000
Interest earning
    deposits with other banks        1,000             500
Securities purchased
    under resale agreements             --           5,000
Mortgages held for sale             12,431          13,048
- - - ----------------------------------------------------------
                                   $13,431         $25,548
==========================================================

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS
Note 4 -- Investment Securities

      The amortized cost and approximate market value at December 31, 1993 and 1992 were:

- - - ------------------------------------------------------------------------------------------------------------------------------
                                                                             Gross                  Gross          Approximate
                                                 Amortized              Unrealized             Unrealized               Market
(in thousands)                                        Cost                   Gains                 Losses                Value
- - - ------------------------------------------------------------------------------------------------------------------------------
1993
- - - ------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                    $  80,203              $   2,867              $       --            $  83,070
U.S. Government agencies & corporations             69,067                  1,145                    (257)              69,955
Mortgage-backed securities of
      U.S. Government agencies                      93,564                  1,211                    (578)              94,197
State and municipal                                  1,001                     28                      (1)               1,028
Other securities                                     3,340                     15                      (9)               3,346
- - - ------------------------------------------------------------------------------------------------------------------------------
                                                 $ 247,175              $   5,266              $     (845)           $ 251,596
==============================================================================================================================
1992

U.S. Treasury                                    $  74,355              $   1,872              $     (164)           $  76,063
U.S. Government agencies & corporations             88,079                  1,705                    (661)              89,123
Mortgage-backed securities of
      U.S. Government agencies                      65,700                  1,232                    (519)              66,413
State and municipal                                    849                     32                      --                  881
Other securities                                     9,697                    146                      --                9,843
- - - ------------------------------------------------------------------------------------------------------------------------------
                                                 $ 238,680              $   4,987              $   (1,344)           $ 242,323
==============================================================================================================================

      The amortized cost and approximate market value of investment securities at December 31, 1993, by contractual maturity, are show below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           Approximate
                                        Amortized               Market
(in thousands)                               Cost                Value
- - - ----------------------------------------------------------------------
Due in one year or less                 $  16,540            $  16,755
Due after one year through
      five years                           97,917              100,993
Due after five years
      through ten years                    38,690               39,185
Due after ten years                           464                  466
Mortgage-backed
      securities                           93,564               94,197
- - - ----------------------------------------------------------------------
Total investment
       securities                       $ 247,175            $ 251,596
======================================================================

      During 1993, Commerce purchased $89.8 million in investment securities and had sales of $51.4 million that resulted in gains of $1.42 million and losses of $20,000. During 1992, Commerce purchased $181.9 million in investment securities and had sales of $35.8 million that resulted in gains of $1.1 million and losses of $20,000. Securities with carrying values of approximately $18.6 million and $13.5 million on December 31, 1993 and 1992, respectively, were pledged to provide collateral for public deposits and for other purposes required or permitted by law.
      In May 1993, the Financial Accounting Standards Board issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires investments in equity securities that have readily determinable fair values and all investments in debt securities to be divided into three separate categories: held-to-maturity, trading, and available-for-sale. The new standard will be effective for 1994 reporting. Retroactive application is prohibited.
      Under SFAS No. 115, securities are classified as held-to-maturity when management has the ability and intent to hold them to maturity, and are stated at cost adjusted for discount accreted and premium amortized. Trading securities that are bought and held principally for the purpose of selling them in the near term are reported at fair value, with unrealized gains and losses included in earnings. Commerce does not anticipate establishment of a trading account upon adoption of SFAS 115 or any effect on the results of operations. Available-for-sale securities that management intends to hold

                                            [LOGO OF COMMERCE BANK APPEARS HERE]
NOTES TO FINANCIAL STATEMENTS

for an indefinite period of time but not necessarily to maturity, are reported at fair value, with unrealized gains and losses, net of deferred tax, included as a separate component of shareholders' equity.
      SFAS 115 is effective for fiscal years beginning after December 15, 1993. Commerce plans to adopt the standard as required during the first quarter of 1994 and anticipates classification of the investment portfolio at January 1, 1994 as follows:

- - - ---------------------------------------------------------------------
                                       Carrying           Approximate
(In thousands)                            Value          Market Value
- - - ---------------------------------------------------------------------
Held-to-maturity                   $     29,068          $     30,192
Available-for-sale                      218,107               221,404
- - - ---------------------------------------------------------------------
                                   $    247,175          $    251,596
=====================================================================

Note 5 -- Loans, Net of Unearned Interest and Deferred Fees

      Excluding loans in nonaccrual status, loans net of unearned interest and deferred fees on December 31, 1993 and 1992, with fixed and floating rates of interest were $377.3 million and $325.8 million, respectively. Loans on which the accrual of interest has been discontinued amounted to $918,000 and $490,000 on December 31, 1993 and 1992, respectively. Interest income would have increased $86,000 and $267,000 for 1993 and 1992, respectively, if interest had been accrued on average outstanding nonperforming loans. There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming on December 31, 1993.
      In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994 with earlier application permitted. SFAS No. 114 requires that loans within its scope be measured on either the present value of expected cash flows discounted at the loan's effective interest rate or, if more practical, at the loan's observable market price or the fair value of the collateral when the loan is collateral dependent. SFAS No. 114 amends SFAS No. 5, "Accounting for Contingencies," to clarify that a creditor should evaluate the collectibility of both contractual interest and contractual principal of all receivables in assessing the need for a loss accrual. The statement also amends SFAS No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructuring," to require a creditor to measure all restructured loans from troubled debt restructurings that involve a modification of terms in accordance with this statement.
      Commerce is currently evaluating the impact of the new statement and anticipates adoption during the first quarter of 1995, without restatement of prior years. Commerce, however, does not believe the adoption of SFAS 114 will have a material adverse effect on its financial condition or results of operations.

Note 6 -- Allowance for Loan Losses

      A summary of the transactions in the allowance for loan losses follows:

(In thousands)
- - - ------------------------------------------------------------------
December 31,                         1993        1992         1991
- - - ------------------------------------------------------------------
Balance at beginning
      of year                     $5,671       $3,717       $3,387
Provision charged
      to earnings                  2,825        4,225        2,925
Losses charged
      to allowance                (2,309)      (2,669)      (2,766)
Recoveries of amounts
      charged-off                    340          398          171
- - - ------------------------------------------------------------------
Net charge-offs                   (1,969)      (2,271)      (2,595)
- - - ------------------------------------------------------------------
Balance at end of year            $6,527       $5,671       $3,717
==================================================================

Note 7 -- Related Party Transactions

      During 1993 and 1992, certain executive officers and directors of Commerce, including their immediate families and companies with which they are associated, were loan customers of Commerce. Total loans outstanding to these persons on December 31, 1993, and 1992 amounted to $20.3 million and $15.9 million, respectively. During 1991 an internally classified loan to a former director was resolved by a charge to the allowance for loan losses in the amount of $1.1 million.
      In the ordinary course of its business, Commerce has engaged in certain transactions with certain of its directors and/or corporations and other entities in which they are significantly interested. Commerce has engaged legal services and has purchased equipment from directors. Except for the lease agreement described in the next paragraph, no transactions amounted to more than $60,000 for any one interested director for the three years ended December 31, 1993. Also, during 1993, on behalf of Commerce, a director provided appraisal services to customers of Commerce, which management used in credit decisions. Customers reimburse Commerce for these services and the director does not participate further on these credit transactions.
      Commerce leases office space from an entity in which a director of Commerce holds approximately a 33% interest. Lease expense for this location was $246,000, $224,000, and $213,000 for 1993, 1992 and 1991, respectively.

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

Note 8 -- Bank Premises and Equipment

      Included in the accompanying balance sheets are the following components of premises and equipment:

(In thousands)
- - - ---------------------------------------------------------------------
December 31,                                     1993            1992
- - - ---------------------------------------------------------------------
Land                                          $  3,194       $  2,423
Building and improvements                        6,722          5,837
Furniture, fixtures and
      equipment                                 11,216         10,154
Leasehold improvements                           2,283          1,887
Capital leases: Building                         1,455            728
- - - ---------------------------------------------------------------------
                                                24,870         21,029
Less: Accumulated
      depreciation and
      amortization                              (7,915)        (6,367)
- - - ---------------------------------------------------------------------
                                                16,955         14,662
Construction in progress                         1,429            797
- - - ---------------------------------------------------------------------
Total premises and
      equipment                               $ 18,384       $ 15,459
=====================================================================

      Commerce has entered into lease agreements for premises and equipment which contain renewal options and escalation clauses. These leases provide that Commerce pay taxes, maintenance, insurance and other operating expenses applicable to the leased property. The future minimum lease payments under noncancellable operating leases and capital leases with remaining terms in excess of one year on December 31, 1993, are as follows:

(In thousands)
- - - ----------------------------------------------------------------------
                                       Operating               Capital
                                          Leases                Leases
- - - ----------------------------------------------------------------------
1994                                     $ 1,415               $   228
1995                                       1,415                   667
1996                                       1,205                   141
1997                                         491                   141
1998                                         296                   141
Thereafter                                 2,731                 1,977
- - - ----------------------------------------------------------------------
Total minimum lease
      payments                           $ 7,553               $ 3,295
                                         -------
Imputed interest                                                (1,462)

Present value of net
      minimum lease payments
      (included in long-term debt)                             $ 1,833
======================================================================

      Total lease expense for buildings and equipment was $1.3 million in 1993, $1.3 million in 1992, and $1.2 million in 1991.

Note 9 -- Intangible Assets

      As of December 31, 1993, Commerce had unamortized intangible assets of $1.0 million. This included the excess of cost over the fair value of net tangible and identified intangible assets of acquired branches and deposit based intangibles. During the third quarter of 1993 Commerce recorded a special nonrecurring, noncash adjustment of $910,000 for the writedown of an intangible asset of deposits acquired on September 15, 1990. The adjustment better aligns management's estimate of the asset's value, given changes in market and economic conditions. The remaining intangible asset is amortized over a weighted average life of six years.

Note 10 -- Short-Term Borrowings

      Short-term borrowings consist of federal funds purchased in the amount of $1.4 million on December 31, 1993, and securities sold under agreement to repurchase in the amount of $563,000 on December 31, 1992. These borrowings generally mature within 1 to 21 days or are due upon demand. The following amounts and rates applied during 1993 and 1992:

- - - --------------------------------------------------------------------
(Dollars in thousands)                        1993              1992
- - - --------------------------------------------------------------------
Amount outstanding on
      December 31,                        $  1,400        $      563
Rate of interest on
      December 31,                            3.06%             2.50%
Highest amount outstanding
      during the year                     $ 12,175        $      563
Average amount outstanding
      during the year                     $    864        $      411
Average rate of interest paid                 3.01%             3.72%
====================================================================

      Securities with carrying values of approximately $994,000 on December 31, 1992, were pledged as collateral for securities under agreements to repurchase. On December 31, 1993, Commerce had unused federal funds lines of credit of $18.6 million.

Note 11 -- Long-Term Debt

      Long-term debt consists of the following:

(Dollars in thousands)
- - - -----------------------------------------------------------------------
December 31,                                         1993          1992
- - - -----------------------------------------------------------------------
10% Convertible subordinated
      capital notes due 2002                    $   4,995     $   5,000
Obligations under capital
      leases (6% -9.25%)                            1,833           626
- - - -----------------------------------------------------------------------
Total                                           $   6,828     $   5,626
=======================================================================

                                            [LOGO OF COMMERCE BANK APPEARS HERE]
NOTES TO FINANCIAL STATEMENTS

      The subordinated capital notes were issued by Commerce under terms of an indenture dated September 1, 1990, and are convertible into Commerce's common stock on or before August 31, 2002, unless previously redeemed at a conversion price of $19.00 per share, subject to adjustment in certain events. The notes are redeemable, in whole or in part, at Commerce's option subject to regulatory approval, beginning September 1, 1995 at 105% of the principal amount plus accrued and unpaid interest, and at reducing premiums thereafter. The notes bear interest at 10% per annum with interest payable quarterly. The notes are subordinated to the claims of depositors and certain other creditors of Commerce, and are considered equity contract notes, which are included in Tier 2 risk-based capital for bank regulatory purposes.

Note 12 -- Shareholders' Equity and Stock Option Plan

      Commerce is authorized to issue 5 million shares of common stock, par value $2.50 per share. A summary of shares of common stock reserved for issuance as of December 31, 1993 follows:

- - - -------------------------------------------------------------------------
                                                          Shares Reserved
- - - -------------------------------------------------------------------------
Subordinated capital notes
      (See Note 11)                                               262,895
Dividend Reinvestment and
      Stock Purchase Plan                                         234,547
1985 and 1993 Stock Option
      and Incentive Stock Plan                                    367,137
- - - -------------------------------------------------------------------------
Total                                                             864,579
=========================================================================

      Commerce is authorized to issue 1 million shares of preferred stock, par value $5.00 per share. At December 31, 1993, no shares of preferred stock were issued. The rights of common shareholders are subordinated to the rights of preferred shareholders.
      Commerce issued 625,000 additional shares of common stock during May, 1992, through an underwritten offering resulting in net proceeds of $9.0 million. During 1993, $5,000 of convertible subordinated capital notes were converted to 250 shares of common stock. Prior to 1993, no amounts were converted.
      Under Commerce's Dividend Reinvestment and Stock Purchase Plan, common shareholders of record may reinvest quarterly common stock dividends in shares of common stock at prices 5% below current average market prices, without payment of service charges or brokerage commissions. Optional cash purchases of common stock may be made by common shareholders at the current average market price. Optional cash payments may not be less than $100 per payment and the total of all such payments may not exceed $5,000 in any calendar quarter.
      The 1985 Stock Option Plan provides for the granting of incentive stock options and nonqualified options to key management employees of Commerce. The option price is the fair market value of the stock at the date of grant. All options shall expire not more than 10 years from the date of grant, if not previously exercised.
      In 1993, the Board of Directors adopted and the shareholders approved the 1993 Incentive Stock Plan which provides for the granting of awards in the form of stock options, stock appreciation rights and restricted stock to key management employees of Commerce. The option price is the fair market value of the stock at the date of grant. No options are exercisable until at least six months after grant or after ten years from grant.
      All stock option amounts have been adjusted to reflect stock dividends and stock splits since the inception of the plan. Federal income tax effects relating to exercised shares are credited to capital surplus. A summary of activity in the 1985 Stock Option Plan and 1993 Incentive Stock Plan follows:

- - - ---------------------------------------------------------------------
Year ended December 31,              1993         1992           1991
- - - ---------------------------------------------------------------------
Options outstanding
      at January 1                227,131      234,131        251,025
Options granted                    62,918       72,319             --
Options exercised                 (20,007)      (7,000)            --
Options canceled/
      expired                          --      (72,319)       (16,894)
- - - ---------------------------------------------------------------------
Options outstanding
      at December 31              270,042      227,131        234,131
Options available
      for grant at
      December 31                  97,095        2,516          2,516
- - - ---------------------------------------------------------------------
Total reserved shares             367,137      229,647        236,647
- - - ---------------------------------------------------------------------
Options exercisable
      at December 31              202,672      221,269        226,585
- - - ---------------------------------------------------------------------
Option prices per share:
      Granted                    $  24.00    $   18.00             --
      Exercised                  $   9.41/   $   10.37/            --
                                    12.34        12.96
      Canceled                         --    $   12.96             --
      Outstanding                $   9.41/$       9.88/      $  14.69/
                                    22.86        17.41          17.41
=====================================================================

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

      In 1993, 1992 and 1991, Commerce declared 5% stock dividends which were recorded at fair market value with cash being paid in lieu of fractional shares. In 1993, 1992, and 1991, Commerce declared $.51, $.26 and $.05 per share in cash dividends, respectively. Total cash dividends declared in 1993, 1992 and 1991 were $1.30 million, $596,000, and $83,000, respectively.
      State law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Among other requirements that must be satisfied, a Virginia bank must maintain a surplus fund amounting to 20% of its capital stock, and no dividends may be paid that would reduce the surplus fund below this mandatory amount. On December 31, 1993, Commerce had a surplus fund in excess of Virginia law. Commerce is also required to maintain minimum amounts of capital to total risk-weighted assets, as defined by the banking regulators. At December 31, 1993, Commerce was required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. Commerce's actual ratios at that date were 9.74% and 12.14%, respectively. Commerce's Tier 1 leverage ratio at December 31, 1993, was 6.49%.


Note 13 -- Other Expenses

      The components of other expenses are as follows:


(In thousands)
- - - --------------------------------------------------------------------------------
December 31,                                1993          1992        1991
- - - --------------------------------------------------------------------------------
Advertising and marketing                $   957       $   556     $   309
Directors' fees                              256           209         189
Stationery and supplies                      662           531         477
Credit card merchant                         710           526         448
Telephone, postage and
      courier                                813           695         606
FDIC and other insurance                   1,666         1,347       1,036
State franchise tax and
      assessments                            231           143         136
Professional fees                            396           299         234
Dues and subscriptions                       119            76          62
Travel, education and
      meetings                               110            91          60
Outside processing                           346           258         218
Intangibles amortization                   1,214           381         328
Automatic teller machine                     153           159         125
Contributions                                158           203          48
Loan                                         478           212         189
Foreclosed property                          195           231          45
Miscellaneous                                387           518         342
- - - --------------------------------------------------------------------------------
Total other expenses                     $ 8,851       $ 6,435     $ 4,852
================================================================================

Note 14 -- Income Taxes

      As discussed in Note 1, Commerce adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," for 1993. Applying the provisions of SFAS No. 109 had no material effect on Commerce's financial statements. Prior years' financial statements were not restated, therefore, the amounts shown for fiscal years 1992 and 1991 were determined in accordance with the provisions of the Accounting Principles Board Opinion No. 11.
      Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Commerce's deferred tax liabilities and assets at December 31, 1993 are as follows:


(In thousands)
Deferred tax liabilities:
      Depreciation                                                   $   921
      Other                                                               67
- - - ----------------------------------------------------------------------------
         Total deferred tax liabilities                                  988
- - - ----------------------------------------------------------------------------
Deferred tax assets:
      Loan loss                                                        1,945
      Deferred compensation                                              228
      Loan origination fees                                              232
      Other                                                                3
- - - ----------------------------------------------------------------------------
         Total deferred tax assets                                     2,408
- - - ----------------------------------------------------------------------------
      Net deferred tax assets                                        $ 1,420
============================================================================
      The provision for income taxes is summarized as follows:


(In thousands)
- - - ----------------------------------------------------------------------------
December 31,                               1993           1992          1991
- - - ----------------------------------------------------------------------------
Federal income taxes current            $ 4,298        $ 3,189       $ 1,168
Deferred                                   (461)          (712)           53
- - - ----------------------------------------------------------------------------
Provision for income taxes              $ 3,837        $ 2,477       $ 1,221
============================================================================

      The components of the provision for deferred income taxes for the years ended December 31, 1993, 1992 and 1991 are as follows:


- - - ----------------------------------------------------------------------------
(In thousands)                             1993           1992          1991
- - - ----------------------------------------------------------------------------
Deferred (benefit):
    Provision for loan losses           $  (375)       $  (705)      $  (112)
    Loan origination fees and costs         (20)            (7)           56
    Depreciation                             44             12           129
    Deferred compensation                   (53)           (33)          (23)
    Other                                   (57)            21             3
- - - ----------------------------------------------------------------------------
Provision for deferred
    income taxes                        $  (461)       $  (712)      $    53
============================================================================

                                            [LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

      Commerce's income tax returns through 1991 have been examined or are no longer subject to examination by the Internal Revenue Service. In addition to federal income taxes, Commerce incurred Virginia bank franchise taxes of $149,000 in 1993, $83,000 in 1992, and $77,000 in 1991. This tax is imposed upon banks in Virginia in lieu of income and personal property taxes. Commerce remits 80% of the tax to the Virginia municipalities in which it does business and the remaining 20% to the State.
      The applicable federal income tax effect of investment security gains was $481,000 in 1993, $374,000 in 1992, and $306,000 in 1991.
      Differences between the provision for income taxes at the statutory rate and that shown in the statement of income are summarized as follows:


(In thousands)
- - - ----------------------------------------------------------------------------
December 31,                               1993           1992          1991
- - - ----------------------------------------------------------------------------
Tax expense at
      statutory rate                   $  3,553        $ 2,522       $ 1,299
Increase (reduction)
      in taxes resulting
      from:
        Tax-exempt interest                (196)          (146)         (127)
        Goodwill                            363             88            40
        Other                               117             13             9
- - - ----------------------------------------------------------------------------
Provision for income
      taxes                            $  3,837        $ 2,477       $ 1,221
============================================================================

Note 15 -- Earnings Per Share

      Earnings per share were determined as follows:



(In thousands, except per share)
- - - ----------------------------------------------------------------------------
Year ended December 31,                    1993           1992          1991
- - - ----------------------------------------------------------------------------
Primary
Average common
      shares outstanding                  2,660          2,351         1,913
Dilutive common
      stock options
      assumed exercised                      88             62             *
- - - ----------------------------------------------------------------------------
Average primary
      shares outstanding                  2,748          2,413         1,913
- - - ----------------------------------------------------------------------------
Net Income                              $ 6,551        $ 4,942       $ 2,599
Per Share Amount                        $  2.38        $  2.05       $  1.36
- - - ----------------------------------------------------------------------------
Fully Diluted
Average common
      shares outstanding                  2,660          2,351         1,913
Dilutive common
      stock options                          90             62            --
Dilutive convertible
      subordinated capital
      notes assumed
      converted                             263            263           263
- - - ----------------------------------------------------------------------------

Average fully diluted
      shares outstanding                  3,013          2,676         2,176
- - - ----------------------------------------------------------------------------
Net Income                              $ 6,551        $ 4,942       $ 2,599
Add interest on
      convertible
      subordinated
      capital notes,
      after taxes                           324            336           336
- - - ----------------------------------------------------------------------------
Adjusted net income                     $ 6,875        $ 5,278       $ 2,935
- - - ----------------------------------------------------------------------------
Per share amount                        $  2.28        $  1.97       $  1.35
============================================================================

* Anti-dilutive, therefore not considered in the calculation.

Note 16 -- Acquisitions of Deposits

      Commerce acquired deposits from the Resolution Trust Corporation, as receiver of the failed Trustbank, F.S.B., and Atlantic Permanent Savings Bank, F.S.B., on March 20, 1992 and July 12, 1991, respectively. These acquisitions were accounted for as purchases. The results of operations related to these transactions are included in the financial statements since the date of such acquisitions.

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

      The following table summarizes the acquisitions:


- - - ----------------------------------------------------------------------------
(In thousands)                                    1992                  1991
- - - ----------------------------------------------------------------------------
Cash received                                 $ 65,087              $ 51,995
Loans -- net                                       239                   646
Other assets                                       622                   330
Bank premises and
      equipment                                     --                    --
Deposits                                       (65,136)              (52,834)
Other liabilities                                 (812)                 (137)
============================================================================

Note 17 -- Contingent Liabilities

      Commerce is subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing Commerce in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the financial position of Commerce.

Note 18 -- Financial Instruments with Off-Balance Sheet Risk

      In the normal course of business, in order to meet the financing needs of its customers, Commerce is a party to financial instruments with off-balance sheet risk. These include commitments to extend credit and standby letters of credit. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of Commerce's allowance for loan losses. Management does not anticipate any material losses as a result of these transactions.
      Commerce's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Commerce uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commerce evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Commerce upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant, and equipment, income-producing properties and balances left on deposit.
      Standby letters of credit are conditional commitments issued by Commerce to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
      The following table indicates the amount of off-balance sheet transactions:


(In thousands)
- - - ----------------------------------------------------------------------------
December 31,                                             1993           1992
- - - ----------------------------------------------------------------------------
Commitments to extend credit                          $61,644        $41,355
Standby letters of credit and
      financial guarantees                            $ 5,223        $ 3,908
============================================================================

Note 19 -- Risk Factors

      Commerce's operations are affected by various risk factors, including interest rate risk, credit risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide a well diversified loan portfolio and assurance that loans will only be granted to credit-worthy borrowers. Commerce considers the allowance for loan losses of $6.53 million to be a reasonable estimate of potential loss exposure in the loan portfolio on December 31, 1993; however, subjective factors and factors beyond the control of Commerce could impact this estimate on an on-going basis. In addition, Commerce is a community bank and, as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the Hampton Roads, Virginia market. As a result, Commerce and its borrowers may be vulnerable to the consequences of change in the local economy.

Note 20 -- Retirement Plan

      Commerce has a 401(K) Retirement, Thrift and Profit Sharing Plan. The Plan is a defined contribution plan covering all employees who have completed at least 1,000 hours of service during the twelve-month period beginning

                                            [LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

on the first day of employment. It is subject to the provisions of the Employee Retirement Income Security Act of 1974. Commerce contributes an amount equal to at least 50% of participant's payroll savings contribution up to 6% of a participant's annual compensation. Additionally, a profit sharing contribution may be made at the discretion of the Board of Directors. Each participant is required to contribute at least 1% of their compensation but may contribute up to the lesser of 15% of their compensation or $8,994. Bank contributions were $304,000, $232,000, and $118,000 for 1993, 1992 and 1991, respectively.

Note 21 - Disclosures about Fair Value of Financial Instruments

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires Commerce to disclose estimated fair value for each class of financial instrument. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These valuations, where applicable, do not reflect any premium or discount that could result from offering for sale at one time Commerce's entire holdings of a particular financial instrument. In addition, no market exists for a significant portion of Commerce's financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement, and changes in assumptions could significantly affect the estimates.
      Fair value estimates are based on existing on - and off - balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. SFAS 107 specifically excludes certain items that do not meet the definition of a financial instrument. These items include such things as Commerce's mortgage brokerage operation that contributes net fee income annually, the trust department, deferred tax assets, property, plant, and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses may have a significant effect on fair value and have not been considered in the estimates. Accordingly, the fair value information presented does not purport to represent any underlying "market value" of Commerce taken as a whole.
      The following methods and assumptions were used to estimate the fair value of Commerce's financial instruments.

Cash and Due from Banks
      Cash and due from banks consist of currency and coin, cash items in process of collection and demand account balances, and their carrying amounts approximate fair value.

Temporary Investments
      Temporary investments consist of interest bearing deposits with other banks, and mortgages held for sale, and their carrying amounts approximate fair value.

Investment Securities
      Fair value for investment securities are based on quoted market prices where available. Otherwise, fair values are based on bid quotations received from independent securities dealers or are estimated utilizing independent pricing services based on available market data. In addition, fair values are calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications or estimated transactions costs. See Note 4 for related fair value information.

Loans
      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, installment and tax-exempt. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
      The fair values of performing loans (loans that are on accrual status) are calculated by discounting estimated cash flows using estimated market rates that reflect the credit and interest rate risk and prepayments inherent in the loan.
      For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting expected cash flows at a rate commensurate with the risk associated with the estimated cash flows, or recent appraisals of the underlying collateral.

Deposit Liabilities
      The recorded amounts of deposits with no stated maturity, such as noninterest bearing demand deposits, savings and NOW accounts, and money market and checking accounts, by definition approximate fair value.
      The fair value of deposits with contractual maturities is based on the discounted value of expected cash flows. The discount rates used are those currently offered for deposits with similar remaining maturities.

Short-term Borrowings
      Short-term borrowings consist of securities sold under agreement to repurchase and represent overnight transactions, and the carrying values approximate fair value.

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

Long-term Debt
      The fair value of the capital notes is calculated by discounting the contractual cash flows using an incremental rate of borrowing that would be currently available to Commerce for new debt of similar remaining maturity and terms.

Commitments to Extend Credit and Standby Letters of Credit
      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties which approximates carrying value.
      The fair value of financial instruments not presented in other portions of the footnotes follows:


- - - ----------------------------------------------------------------------------
                                                    At December 31, 1993
                                             -------------------------------
                                                 Carrying          Estimated
 (In thousands)                                    Amount         Fair Value
- - - ----------------------------------------------------------------------------
Cash and due from banks                          $ 25,800           $ 25,800
Temporary investments                              13,431             13,431
Loans                                             378,258            380,499
Deposit liabilities                               634,141            639,456
Short-term borrowings                               1,400              1,400
Long-term debt                                      6,828              7,677
============================================================================

Report of Independent Auditors

     To the Board of Directors and Shareholders of Commerce Bank:
     We have audited the accompanying balance sheet of Commerce Bank as of December 31, 1993 and the related statement of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of Commerce's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Commerce Bank for the years ended December 31, 1992, and 1991 were audited by other auditors, whose report, dated January 15, 1993, expressed an unqualified opinion on those statements.
     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the 1993 financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bank as of December 31, 1993 and the results of its operations and its cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.


/s/ Ernst & Young


Virginia Beach, Virginia
January 21, 1994

                       Report of Independent Accountants
                       ---------------------------------


To the Board of Directors and Shareholders of Commerce Bank:

We have audited the accompanying balance sheets of Commerce Bank as of December 31, 1992 and 1991 and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1992, 1991 and 1990. These financial statements are the responsibility of Commerce's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commerce Bank as of December 31, 1992 and 1991, and the results of its operations and its cash flows for the years ended December 31, 1992, 1991 and 1990 in conformity with generally accepted accounting principles.


Norfolk, Virginia                         /s/ COOPERS & LYBRAND
January 15, 1993